Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement listed below of our report dated June 4, 2024, with respect to the statements of net assets available for benefits of Caribbean Refrescos, Inc. Thrift Plan as of December 31, 2023, awhich report appears in the annual report on Form 11-K of Caribbean Refrescos, Inc. Thrift Plan for the year ended December 31, 2023:

1.Registration Statement No. 333-221170 on Form S-8, dated October 27, 2017

2.Registration Statement No. 333-262978 on Form S-8, dated February 24, 2022

/s/ BANKS, FINLEY WHITE & CO.

June 12, 2025
Atlanta, Georgia